Exhibit 99.1

OneSource Announces Martin Kahn Appointed Interim CEO; Special
Committee Concludes Review and Company Reports Fourth-Quarter and 2003 Year-End Results

    CONCORD, Mass.--(BUSINESS WIRE)--Feb. 5, 2004--OneSource Information Services, Inc. (NASDAQ: ONES), a leading provider of business information products and services, today announced that it has accepted the resignation of Dan Schimmel as president and chief executive officer and director. Current chairman Martin Kahn has been named executive chairman and appointed CEO on an interim basis. He will serve as OneSource's CEO until a permanent successor is appointed. A national search for a CEO will begin today. The Company also announced that the special committee has completed its previously announced review of strategic options and reported financial results for the fourth quarter and full year ended December 31, 2003.

    Special Committee Review and Management Change

    On October 3, 2003, OneSource announced that it had received an unsolicited letter from ValueAct Capital expressing its interest in acquiring OneSource's business. ValueAct currently holds approximately a 32% ownership interest in OneSource. OneSource's board of directors subsequently formed a special committee of outside independent directors to evaluate OneSource's strategic options to maximize shareholder value. The special committee engaged Morgan Stanley & Co. and Portico Capital Securities LLC to assist it in this review. On January 13, 2004, ValueAct amended its Schedule 13D concerning its interest in acquiring OneSource's business.
    As part of this evaluation, discussions were held with potential acquirers, and the future operating plans and prospects of OneSource were reviewed. A number of organizations expressed interest in OneSource, but none of these discussions led to a final offer to acquire the Company. The special committee has therefore concluded its active evaluation of strategic options. OneSource remains open to strategic business opportunities that may arise from time to time to enhance shareholder value.
    In connection with the review of strategic options, both the board and Mr. Schimmel determined that new executive leadership would be in the best interest of the Company and its shareholders. As a result, OneSource has accepted the resignation of Dan Schimmel as president and chief executive officer and director, effective immediately. Current chairman Martin Kahn was appointed CEO on an interim basis until OneSource identifies a permanent CEO. Mr. Kahn brings to the CEO position more than 25 years of executive management experience and has served as the non-executive chairman of OneSource's board since 1993. Mr. Kahn is Managing Director of Cadence Information Associates L.L.C. and served as Chairman of Ovid Technologies. In addition, Mr. Kahn previously held executive positions in both electronic and print publishing with BRS Information Services, McGraw-Hill and CBS. Mr. Kahn holds an M.B.A. from the Harvard Business School.
    "The board wishes Dan great future success and thanks him for his many contributions and accomplishments during his tenure. Dan has been CEO of OneSource for twelve years. During those years, OneSource grew from a specialized provider of financial information on CD-ROMs to a supplier of general business information to many of the world's leading corporations and professional service firms," stated Kahn. "I look forward to working with OneSource's management team in executing the Company's strategy. My efforts will be directed at the critical tasks before us: to accelerate revenue growth, to make OneSource the most innovative and valuable business information resource for our customers, and to deliver consistent, predictable and improving financial results."

    Fourth Quarter Financial Performance



                                                Q4       Q3      Q4
(In millions, except per share data and        2003     2003    2002
 percentages)
----------------------------------------------------------------------
Annualized Contract Value (ACV)                $52.7   $53.0    $56.1
----------------------------------------------------------------------
Total Revenues                                 $14.5   $13.9    $14.6
----------------------------------------------------------------------
Gross Margin                                    69.4%   68.0%    67.8%
----------------------------------------------------------------------
Net Income                                    $0.4(1)   $0.7     $1.1
----------------------------------------------------------------------
Net Income Per Diluted Share                 $0.04(1)   $0.06    $0.09
----------------------------------------------------------------------


    (1) Includes $853,000 in charges associated with the work of the special committee.

    Comments on the Fourth Quarter

    "OneSource met its year-end ACV, revenue and earnings guidance, while cash flow was less than we expected due to the timing of certain payments and changes in operating assets and liabilities," said Roy Landon, OneSource's Chief Financial Officer. "On the operational front, we made progress in executing on our solution strategy, including launching our Catalyst/Account Intelligence Module for Microsoft Office 2003 edition."
    "We attracted 52 new customers during the quarter, representing $1.2 million in ACV," continued Landon. "This was our highest total for the year and a modest increase from the third quarter." Global 5000 wins included Duke Energy, Hitachi, Holland and Knight, Munich Reinsurance and Progress Software. Professional services and financial services were the strongest sectors for the Company in the quarter, while the legal and software sectors were weaker.
    "We were successful in upgrading existing customers during the quarter," Landon added. "Our continued focus on account management and customer service helped us generate $2.3 million in upgrade business and improve our dollar-based renewal rate among large customers. Among the companies that expanded their relationships with OneSource were American Express, Marsh & McLennan and R.R. Donnelley & Sons. We also improved our dollar-based renewal rate for the full year 2003 to 78% from 76% for the full year 2002."

    12-Month Financial Performance



                                                Ended        Ended
(In millions, except per share data and     December 31, December 31,
 percentages)                                    2003         2002
----------------------------------------------------------------------
Total Revenues                                   $57.3        $57.8
----------------------------------------------------------------------
Gross Margin                                      68.2%        68.7%
----------------------------------------------------------------------
Net Income                                       $2.5(2)       $4.4
----------------------------------------------------------------------
Net Income Per Diluted Share                    $0.21(2)       $0.35
----------------------------------------------------------------------
Cash Flows from Operations                       $4.9(2)      $12.7
----------------------------------------------------------------------


    (2) Includes $853,000 in charges associated with the work of the special committee.

    In 2003, OneSource generated $4.9 million in cash from operations and ended the year with $22.8 million in cash and cash equivalents. OneSource did not purchase any shares during the fourth quarter and $5.2 million remains in the Company's fourth stock buyback program.

    2003 in Review

    "In 2003, OneSource continued to execute on its multi-year strategy designed to enhance our technology, improve our products, and better serve our customers," said Kahn. "Our long-term goal, stated simply, is to drive growth by making OneSource the premier provider of business intelligence for sales and marketing professionals. As a result of our progress toward this goal in 2003, we are providing OneSource customers with higher-value information content, enabling them to access and use our content in new ways, and giving them better professional services and account management support than ever before. We set out to accomplish all of this while continuing to profitably run the business. We were successful in doing this in 2003."

    In 2003, OneSource:

    -- Introduced Functionally Specific Products - OneSource launched its Catalyst(SM) product family of plug-in modules, supplementing the Company's Web-based Business Browser(SM) product offerings and its highly customizable Synergy(SM) Solutions. Tailored initially for Siebel eBusiness and Microsoft Office applications, Catalyst modules are designed to boost the productivity of corporate professionals working in customer-centric functions. OneSource also delivered an enhanced offering for UK financial and professional services customers.

    -- Strengthened Its Customer Relationships - The OneSource professional services team began providing enterprise-scale customers with the consulting and systems integration support they need to envision and deploy OneSource's higher-end embedded solutions. At the same time, its account management team launched a relationship-building initiative for Business Browser product customers to ensure they maximize the value of their OneSource solutions. Together, these initiatives produced improvements in dollar-based customer renewal rates through 2003.

    -- Increased Its Solution Selling Activity - OneSource organized its sales force in 2003 by vertical market and recruited sales people with significant experience in the professional services, financial services and technology sectors. Approaching prospects from a solution-selling perspective, the sales organization is focusing on closing higher-value contracts.

    -- Expanded the Content in the OneSource(R) Enhanced Information Warehouse(TM) repository - OneSource continued to add to the breadth, depth, and quality of its content. OneSource's expansion of content in 2003 included the addition of Freedonia Focus US Industry Reports; the addition of Euromonitor Market Research covering the Asia Pacific Region; the creation of more than 18,000 IT profiles with data licensed from Applied Computer Research; and the broadening of the OneSource Business Browser product line with more than 124,000 executive contacts from Wendover Corporation.

    -- Invested in Value-Added Content Enhancements - OneSource added XML and XBRL functionality to its Enhanced Information Warehouse repository in 2003, enriching the user experience by enabling its high-end Synergy Solutions customers to extract and integrate financial data on nearly 800,000 companies. OneSource also addressed customers' desire for more current corporate family and executive data by investing in the technology and the editorial capabilities required to support more timely updating of this information.

    -- Developed a New Data Repository Technology - OneSource marked a product development milestone by upgrading the infrastructure of its Enhanced Information Warehouse repository. Leveraging an Oracle database as the platform, this infrastructure now enables customers to perform searches that are more sophisticated and yield higher-quality business intelligence.

    Business & Financial Outlook

    "Looking ahead to 2004, we expect to make continued progress on our multi-year product and service transformation," said Kahn. "We will launch our next-generation AppLink software development kit as well as other solutions tailored specifically for corporate sales and marketing professionals."
    OneSource undertakes no obligation to update the guidance below, which is subject to change. Please note that OneSource provides earnings guidance in accordance with Generally Accepted Accounting Principles (GAAP). As a result, the Company's earnings guidance is based upon net income and net income per diluted share.
    OneSource's financial expectations for the first quarter of 2004, which are subject to change, are as follows:

    --  ACV in the range of $50 million to $55 million.

    --  Revenues in the range of $13.5 million to $14.5 million.

    -- Net income per diluted share in the range of $0.00 to $0.03. This figure includes anticipated expenses of between $400,000 and $600,000 related to the special committee's review, severance, and related expenses.

    OneSource's financial expectations for the full year 2004, which are subject to change, are as follows:

    --  ACV in the range of $52 million to $58 million.

    --  Revenues in the range of $55 million to $59 million.

    -- Net income per diluted share in the range of $0.17 to $0.30. This figure includes anticipated expenses of between $400,000 and $600,000 related to the special committee's review, severance, and related expenses.

    -- Cash flow from operations in the range of $5 million to $9 million.

    Fourth-Quarter Conference Call Reminder

    In conjunction with this news release, OneSource plans to Webcast its quarterly conference call at 11:00 a.m. ET today, February 5, 2004. On the call, Martin Kahn and Roy Landon will discuss the Company's financial results and expectations, and the other matters discussed in this release. Investors interested in listening to the Webcast should log onto www.onesource.com at least 15 minutes prior to the event's broadcast. Select "Investors" to access the Webcast.

    About OneSource Information Services, Inc.

    OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. OneSource products and services support a company's vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.
    OneSource combines and organizes content from over 2,500 information sources supplied by more than 30 world-class content providers, creating an unequalled information resource encompassing corporate families, industries, executives, financials, news, analyst reports, and trade and business press articles. Using its Global Business Taxonomy(TM) system, OneSource links this in-depth information on over 1.7 million companies worldwide resulting in the most extensive company-linked repository of business information in the world.
    Users of OneSource products work faster, smarter, and more productively, whether leveraging OneSource business information through the Web-based OneSource Business Browser product line or through enterprise applications or portals integrated seamlessly via the OneSource AppLink(SM) software development kit (SDK). To help customers link the OneSource Enhanced Information Warehouse repository into their preferred enterprise applications, OneSource provides consulting and integration services.
    OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Product information is available at www.onesource.com. Customers include Bank One, Chubb, Citigroup, Cisco, Deloitte & Touche, HP, i2 Technologies, Orange, Royal & SunAlliance, SAS Institute, and Sun Microsystems.
    OneSource, Business Browser, Catalyst, Global Business Taxonomy, AppLink, Synergy, Enhanced Information Warehouse and/or other OneSource product and service names referenced herein are either trademarks or service marks or registered trademarks or service marks of OneSource Information Services, Inc. or its subsidiaries in the United States and/or other countries. All other product and service names mentioned herein are trademarks or service marks of their respective owners.

    Safe Harbor Statement

    This news release contains certain forward-looking statements that are based on the current beliefs and expectations of OneSource's management, as well as assumptions made by, and information currently available to, OneSource's management. Such statements include, but are not limited to, those regarding management changes; OneSource's expectations for revenues, net income per diluted share, and ACV for the first quarter of 2004; OneSource's expectations for revenues, net income per diluted share, cash flow from operations, and ACV for the full year of 2004; OneSource's competitive position; OneSource's expectation to make continued progress in its multi-year product and service transformation; OneSource's plan to launch its next-generation AppLink SDK and other solutions tailored specifically for corporate sales and marketing professionals; the functionality and effectiveness of OneSource products and services; and OneSource's ability to enhance its base of Global 5000 customers. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and OneSource's future results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Risks, uncertainties, assumptions, and factors that could affect OneSource's financial results are described in OneSource's recent filings with the United States Securities and Exchange Commission including its most recent quarterly report on Form 10-Q.



                 OneSource Information Services, Inc.
             Condensed Consolidated Statements of Income
         (In thousands, except per share data, and unaudited)


                                Three months ended      Year ended
                                    December 31,        December 31,
                                  2003      2002      2003      2002

Revenues                        $14,499   $14,596   $57,284   $57,750

Cost of revenues                  4,437     4,696    18,228    18,064

     Gross profit                10,062     9,900    39,056    39,686

Operating expenses:
   Selling and marketing          4,208     4,170    17,135    16,467
   Platform and product
    development                   2,570     2,367    10,574    10,040
   General and administrative(1)  2,574     1,613     7,308     6,156
   Amortization of acquired
    intangible assets                82        82       327       427

       Total operating expenses   9,434     8,232    35,344    33,090

       Income from operations       628     1,668     3,712     6,596

Interest income, net                 62       138       363       437

       Income before provision
        for income taxes            690     1,806     4,075     7,033

Provision for income taxes          259       668     1,528     2,602

       Net income                  $431    $1,138    $2,547    $4,431


Net income per share:
       Basic                      $0.04     $0.10     $0.22     $0.37
       Diluted                    $0.04     $0.09     $0.21     $0.35

Weighted average common shares
 outstanding:
       Basic                     11,413    11,658    11,489    11,859
       Diluted                   11,835    12,180    11,884    12,512


(1) Results for the fourth quarter and full year 2003 include $853,000 in charges associated with the work of the special committee.


                 OneSource Information Services, Inc.
                Condensed Consolidated Balance Sheets
                     (In thousands and unaudited)


                                                       December 31,
                                                      2003     2002
ASSETS
Cash and cash equivalents                          $  22,794 $ 23,096
Accounts receivable, net                              16,705   16,499
Deferred subscription costs and other current
 assets                                                3,891    5,339
     Total current assets                             43,390   44,934

Property and equipment, net                            4,612    3,629
Goodwill and acquired intangible assets, net           5,335    5,662
Deferred income taxes                                  1,480        -
Other assets, net                                      5,548    4,573

     Total assets                                  $  60,365 $ 58,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                  $     948 $      -
Accounts payable and accrued expenses                  9,092   11,032
Deferred revenues                                     29,520   30,012
Deferred income taxes                                    692      245
     Total current liabilities                        40,252   41,289
Long-term debt                                         1,402        -
     Total liabilities                                41,654   41,289


Stockholders' equity:
Common stock                                             133      133
Additional paid-in capital                            36,720   35,128
Accumulated deficit                                   (6,801)  (5,856)
Accumulated other comprehensive income                   941      437
Treasury stock, at cost                              (12,282) (12,333)
     Total stockholders' equity                       18,711   17,509

     Total liabilities and stockholders' equity    $  60,365 $ 58,798


                 OneSource Information Services, Inc.
           Condensed Consolidated Statements Of Cash Flows
                     (In thousands and unaudited)

                                                         Year ended
                                                        December 31,
                                                        2003    2002
Cash flows relating to operating activities:
   Net income                                         $ 2,547 $ 4,431
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                     3,061   3,152
      Amortization of acquired intangible assets          327     427
      Deferred income taxes                              (245)   ----
      Stock-based employee compensation expense            51      77
      Tax benefits of stock options                       739   1,328
      Loss on disposal of fixed assets                     14       7
      Changes in operating assets and liabilities      (1,634)  3,257
      Net cash provided by operating activities         4,860  12,679

Cash flows relating to investing activities:
   Proceeds from restricted time deposits                 603    ----
   Purchases of property and equipment                 (3,246) (1,872)
   Capitalization of software development costs        (2,480) (1,872)
      Net cash used by investing activities            (5,123) (3,744)

Cash flows relating to financing activities:
   Issuance of stock pursuant to stock options and
    employee stock purchase plan                        3,220   1,075
   Repurchase of common stock                          (6,647) (5,572)
   Proceeds from equipment line advance                 2,843    ----
   Repayment of equipment line                           (493)   ----
      Net cash used by financing activities            (1,077) (4,497)

Effect of exchange rate changes on cash and cash
 equivalents                                            1,038     496

Increase (decrease) in cash and cash equivalents         (302)  4,934

Cash and cash equivalents, beginning of year           23,096  18,162

Cash and cash equivalents, end of period              $22,794 $23,096

    CONTACT: OneSource Information Services, Inc.
             Investor Contact: Roy Landon, 978-318-4377
             Roy_Landon@onesource.com
               or
             Sharon Merrill Associates, Inc.
             Media Contact: Jason Fredette, 617-542-5300 jfredette@InvestorRelations.com